UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 22, 2021

BLACK CREEK DIVERSIFIED PROPERTY FUND INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	000-52596	30-0309068
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

518 Seventeenth Street, 17th Floor, Denver, CO	80202
(Address of Principal Executive Offices)	(Zip Code)

(303) 228-2200

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company      ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      ☐

Item 1.01.                              Entry into a Material Definitive Agreement.

The information discussed under Item 2.03 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01.

Item 2.03.                              Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of a Registrant.

Third Amended and Restated Credit Facility Agreement

On November 22, 2021 (the “Effective Date”), Black Creek Diversified Property Operating Partnership LP (the “Borrower”), a wholly-owned subsidiary of Black Creek Diversified Property Fund Inc. (the “Company,” and collectively with the Borrower, “we,” “us,” or “our”), amended and restated its existing senior unsecured revolving and term credit facility agreement by entering into a $700 million revolving credit facility (the “Revolving Credit Facility”), a $400 million term loan (the “A-1 Term Loan”), and a second $400 million term loan (the “A-2 Term Loan”) for an aggregate amount of $1.5 billion (collectively, the “Credit Facility”) with a syndicate of lenders led by BofA Securities, Inc.; Wells Fargo Securities, LLC; JPMorgan Chase Bank, N.A.; and Capital One, National Association as both Joint Bookrunners and Joint Lead Arrangers, together with Regions Capital Markets and Truist Securities, Inc. as Joint Lead Arrangers. The lenders are Bank of America, N.A.; Capital One, National Association; JPMorgan Chase Bank, N.A.; Wells Fargo Bank, N.A.; Regions Bank; Truist Bank; PNC Bank, National Association; U.S. Bank National Association; Goldman Sachs Bank USA; Pinnacle Bank; Synovus Bank; Associated Bank, National Association; and Zions Bancorporation, N.A. (collectively, the “Credit Facility Lenders”). The Credit Facility provides the Borrower with the ability from time to time to increase the size of the Credit Facility up to a total of $1.75 billion, subject to receipt of lender commitments and other conditions.

The Revolving Credit Facility contains a sublimit of $50 million for letters of credit and a sublimit of $300 million for certain alternative currencies. The primary interest rate for the Revolving Credit Facility is based on LIBOR, plus a margin ranging from 1.25% to 2.00%, depending on the Company’s consolidated leverage ratio. The maturity date of the Revolving Credit Facility is November 2025 and contains two six month extension options that the Borrower may exercise upon (i) payment of an extension fee equal to 0.075% of the sum of the amount outstanding under the Revolving Credit Facility and the unused portion of the Revolving Credit Facility at the time of the extension, and (ii) compliance with the other conditions set forth in the credit facility agreement. The primary interest rate for both the A-1 Term Loan and the A-2 Term Loan (collectively, the “Term Loans”) is based on LIBOR, plus a margin ranging from 1.20% to 1.90%, depending on the Company’s consolidated leverage ratio. The maturity date of the A-1 Term Loan is November 2026, and the maturity date for the A-2 Term Loan is January 2027. Based on the Company’s current consolidated leverage ratio, we can elect to borrow at LIBOR, plus 1.25% and LIBOR, plus 1.20% for the Revolving Credit Facility and the Term Loans, respectively. Alternatively, we can choose to borrow at a “base rate” equal to (i) the highest of (a) the Federal Funds Rate plus 0.5%, (b) the prime rate announced by Bank of America, N.A., (c) the Eurodollar Rate plus 1.00%, and (d) 1.00% plus (ii) a margin ranging from 0.25% to 1.00% for base rate loans under the Revolving Credit Facility or a margin ranging from 0.20% to 0.90% for base rate loans under the Term Loans, which would be 0.25% and 0.20% for the Revolving Credit Facility and Term Loans, respectively, based on our current consolidated leverage ratio.

The Borrower must pay to the administrative agent a quarterly unused Revolving Credit Facility fee that equals the amount of the Revolving Credit Facility unused by the Borrower on a given day multiplied by either (i) 0.15% on an annualized basis if 50% or more of the Revolving Credit Facility is being used or (ii) 0.20% on an annualized basis if less than 50% of the Revolving Credit Facility is being used. The undisbursed portions of the Term Loans (equal to $275 million) may be drawn in up to four advances for each term loan prior to the loan draw deadline, which is up to one year after the closing date for each term loan. Through the date of the loan draw deadline, the Borrower must also pay to the administrative agent a quarterly unused fee that equals the amount of the Term Loans unused by the Borrower on a given day multiplied by 0.20% on an annualized basis.

Borrowings under the Credit Facility are guaranteed by the Company and certain of its subsidiaries. The Credit Facility requires the maintenance of certain financial covenants, including: (i) consolidated leverage ratio; (ii) consolidated fixed charge coverage ratio; (iii) consolidated tangible net worth; (iv) secured indebtedness to total asset value; (v) unencumbered asset pool leverage ratio; (vi) unsecured interest coverage ratio; and (vii) unencumbered property pool criteria. The Credit Facility provides the flexibility to move assets in and out of the unencumbered property pool during the term of the Credit Facility, subject to compliance with certain covenants.

In addition, the Credit Facility contains customary affirmative and negative covenants, which, among other things, require the Borrower to deliver to the Credit Facility Lenders specified quarterly and annual financial information, and limit the Borrower and/or the Company, subject to various exceptions and thresholds, from: (i) creating liens on the unencumbered asset pool; (ii) merging with other companies or causing a change of control; (iii) selling all or substantially all of its assets or properties; (iv) entering into transactions with affiliates, except on an arms-length basis; (v) making certain types of investments; (vi) changing the nature of the Company’s business; and (vii) if the Borrower is in default under the Credit Facility, paying certain distributions or certain other payments to affiliates.

The Credit Facility permits voluntary prepayment of principal and accrued interest without premium or penalty subject to payment of applicable LIBOR breakage fees and contains various customary events of default, which are described therein. As is customary in such financings, if an event of default occurs under the Credit Facility, the majority Credit Facility Lenders may accelerate the repayment of amounts outstanding under the Credit Facility and exercise other remedies subject, in certain instances, to the expiration of an applicable cure period.

Borrowings under the Credit Facility are available for general business purposes including, but not limited to, refinancing of existing indebtedness and financing the acquisition of permitted investments, including commercial properties.

Our aggregate outstanding borrowings under the facility increased by $200 million in connection with amending and restating the Credit Facility credit agreement, as funds from the Credit Facility were used to pay off a separate unsecured term loan in the amount of $200 million.

Pro Forma Information

Assuming the Credit Facility was in-place as of September 30, 2021, on a pro forma basis, this would have resulted in a decrease of the Company’s overall weighted-average interest rate from 3.01% to 2.98% and an increase of the Company’s weighted-average debt maturity from 1.9 years to 4.2 years, before consideration of any available extension options.

Contractual Maturities

Upon the closing of the Credit Facility, as of November 22, 2021, the principal payments due on our debt during each of the next five years and thereafter, excluding extension options, were as follows:

(2
(in thousands)	Line of Credit (1)	Term Loans	Mortgage Notes	Total
Remainder of 2021	$—	$—	$33,855	$33,855
2022	—	—	881	881
2023	—	—	—	—
2024 (2)	—	—	127,000	127,000
2025	85,000	—	70,000	155,000
Thereafter	—	525,000	159,923	684,923
Total principal payments	$85,000	$525,000	$391,659	$1,001,659

(1)	The term of the line of credit may be extended pursuant to two six-month extension options as described above.
(2)	The term of a mortgage note in the amount of $127 million may be extended pursuant to one one-year extension option, subject to certain conditions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Black Creek Diversified Property Fund Inc.
November 22, 2021
	By:	/s/ LAINIE P. MINNICK
Lainie P. Minnick Managing Director, Chief Financial Officer and Treasurer